Exhibit 99.1

For immediate release.	Contact:	Thomas Redington
203/222-7399
212/926-1733
www.redingtoninc.com

Mediware Reports Second Quarter Fiscal 2008 Results

Teleconference Call Scheduled For 10:00am EST Today

LENEXA, KS  February 5, 2008 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of ClosedLoop™ clinical systems for blood and medication management, reported total revenue for the second quarter of fiscal year 2008 of $8,659,000 compared to $11,262,000 in the comparable quarter in fiscal year 2007. Net loss for the quarter was $337,000, or a loss of four cents per fully diluted share, compared to net income of $905,000, or eleven cents per fully diluted share in the comparable quarter of fiscal year 2007.

For the six-month period ended December 31, 2007, Mediware reported total revenue of $19,403,000 compared to $19,737,000 in the comparable period in fiscal year 2007. Net income for the six months ended December 31, 2007 was $126,000, or one cent per fully diluted share, compared to net income of $1,069,000, or thirteen cents per fully diluted share in the comparable period of fiscal year 2007. The six month results for Fiscal 2008 were hampered by a $225,000 non cash write-off of certain deferred tax assets and a cash charge of $377,000 associated with the organizational restructuring announced in July 2008.

“As anticipated, we experienced reduced revenue due to the pipeline gap following the completion of the blood management sunset program,” said Kelly Mann, Mediware’s president and chief executive officer. “The quarter’s performance was also impacted by delays in contracting for medication management products due to the complex sales environment. However, as we continue to refresh our sales pipeline, we are encouraged that our year to date revenue is comparable to last year’s record levels.”

Mann Continues: “Despite our quarterly performance, I am pleased with the progress we are making with the introduction of new products, including MediREC, IMS, BloodSafe, and our extension to biologics management. We believe each of these products presents substantial opportunities for future growth.”

Among the quarter’s highlights:

•	Blood donor solution capabilities were strengthened through the $5.5 million acquisition of IMS.

•	Service revenues increased to $6.6 million primarily as a result of implementation services associated with blood management sales from previous quarters.

•	Implementation services backlog remains strong at approximately $8 million.

•
Solidified launch plans to introduce new solutions in 2008 for biologics management as well as a hosted medication management platform to deliver ‘on demand’ capabilities to smaller acute and behavioral health facilities.

“I believe we are building a solid foundation for future growth and I am excited about the road ahead,” said Mann. “We have an enviable customer base, a very strong balance sheet, and are introducing new products and strategies to fuel future growth and expand our presence in our target markets.”

Mediware will host a teleconference call today at 10:00 am Eastern Time (9:00 am Central Time) to discuss the results.  There will be a question-and-answer session directly following the presentation of the results.

To participate in the teleconference, please call toll-free 888-869-1189 (direct dial 706-643-5902) five minutes before the scheduled start in order to register for the call.  The conference ID is:  32798410.  You may also register in advance of the call online by going to:

http://www.directeventreg.com/registration/event/32798410

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291).  The conference ID is:  32798410.

Mediware Information Systems, Inc. Income (loss) Statement Highlights (in thousands, unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

System Sales	$2,032	$4,890	$6,222	$7,213
Services	6,627	6,372	13,181	12,524
Total Revenue	8,659	11,262	19,403	19,737
Expenses	9,469	10,103	19,381	18,542
Operating Income (loss)	(810)	1,159	22	1,195
Net Income (loss)	$(337)	$905	$126	$1,069
Earnings (loss) Per Share – Diluted	$(0.04)	$0.11	$0.01	$0.13

Mediware Information Systems, Inc. Balance Sheet Highlights (in thousands, unaudited):

	As of December 31,
	2007	2006

Cash and Cash Equivalents	$20,949	$20,974
.1 Working Capital	$20,706	$21,396
Stockholders’ Equity	$42,402	$40,015

About Mediware
Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs.  Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.  For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2007, and Mediware's subsequent quarterly reports on Form 10-Q, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.

2/05/2008
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